UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 18, 2006

Advanced Lighting Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	0-27202	34-1803229
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

32000 Aurora Road, Solon, Ohio		44139
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	440-519-0500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 18, 2006, Advanced Lighting Technologies, Inc. (together with its subsidiaries, the "Company") entered into an agreement to sell, to Keystone Realty Investments, Ltd., the Company’s facility at 32000 Aurora Road, Solon, Ohio for a cash purchase price of $7.15 million. The Company anticipates net proceeds, after transaction costs and costs to prepare the building for sale, of $6.2 - $6.6 million. The Agreement calls for payment of the purchase price at a closing expected to occur on or about April 26, 2006. The agreement is subject to several closing conditions customary in the sale of commercial real estate. Keystone will lease a portion of the facility to the Company for use primarily as office and engineering space. At closing, approximately $4.1 million of the net proceeds will be applied to payment of the existing mortgage loan on the facility, which was to mature on June 1, 2006.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On April 19, 2006, following execution of an agreement to sell its Solon, Ohio facility, the Company announced a restructuring of its Venture Lighting operations. The Company’s metal halide lamp manufacturing production will be reduced at its Solon, Ohio facility and production will be increased at the Venture Lighting facility in Chennai, India. Venture Lighting U.S. Sales, Marketing and Distribution will move to a new distribution facility in Streetsboro, Ohio. Approximately 100 positions at the Solon facility, as well as several positions at other U.S. operations, will be eliminated. Venture Lighting’s Engineering, Research and Development, and new product manufacturing will continue to be located in Solon, along with the Advanced Lighting Technologies Corporate Headquarters. It is anticipated the restructuring will be completed by June 30, 2006.

The restructuring is part of Venture Lighting’s continuing efforts to improve its cost structure while maintaining its position of leadership in innovation for metal halide lighting. The success of existing manufacturing operations in India has led the Company to move as much manufacturing to those facilities as possible, without adversely affecting the new products and product development efforts of Venture Lighting. In connection with the curtailment of U.S. manufacturing, the Company sought a facility for sales and distribution which would enhance customer service and fulfillment in Venture Lighting’s position as an importer of products of Indian affiliates.

Cash costs of the restructuring, excluding costs related to the building sale, are estimated to be $3.0 - $3.6 million, of which $2.5 - $2.8 million are anticipated to be termination benefits. The Company anticipates non-cash charges related to the disposal or abandonment of certain equipment of $2.3 -$3.1 million. Additionally, the company anticipates a loss on the sale of the Solon facility of $1.3 - $1.7 million, net of transaction costs and costs to prepare the building for sale. Accordingly, total costs of the restructuring are anticipated to be $6.6 million – $8.4 million, of which $3.6 - $4.6 million are anticipated to be cash costs, including cash costs of the restructuring, and cash costs related to the sale of the building.

Item 7.01 Regulation FD Disclosure.

The information in this Current Report relating to the Company’s April 19, 2006 Press Release is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that Section. Such information in this Current Report shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

On April 19, 2006, the Company issued a press release regarding the restructuring of Venture Lighting operations, a copy of the press release is attached as an Exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number Title

99.1 Advanced Lighting Technologies, Inc. April 19, 2006 Press Release regarding restructuring of Venture Lighting Operations

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Lighting Technologies, Inc.

April 19, 2006	By:	Wayne J. Vespoli

Name: Wayne J. Vespoli
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Advanced Lighting Technologies, Inc. April 19, 2006 Press Release regarding restructurin of Venture Lighting Operations